GRANT THORNTON


Consent of Independent Accountants
- ----------------------------------

We have issued our reports dated February 14, 1994 accompanying the consolidated financial statements and schedules of Federal Realty Investment Trust appearing in the 1993 Annual Report of the Trust to its shareholders and accompanying the schedules, included in the Annual Report on Form 10K for the year ended December 31, 1993, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption "Experts."



Washington, D.C.
August 17, 1994                /s/ Grant Thornton


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